Dear Shareholder:
Several weeks ago, we mailed you proxy information on the Select American Gold and/or Select Precious Metals and Minerals Portfolio(s). The information included a proxy statement with complete descriptions of each proposal and all the materials you needed to vote by mail.
I am writing to remind you to vote, if you haven't done so already, and have enclosed another proxy card for your convenience.
YOUR VOTE IS IMPORTANT.
We need your vote before the funds' shareholder meeting scheduled for April 17th. If a majority of each fund's outstanding shares do not vote before the scheduled meeting, we will have to hold another meeting, which can be expensive.
The proposals listed on the enclosed yellow proxy card have been carefully reviewed by each fund's Board of Trustees, which is responsible for protecting your interests as a shareholder. The Board believes that these proposals are fair and reasonable, and recommends that you approve them. VOTING BY MAIL OR FAX IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. We encourage you to exercise your right as a shareholder and to vote promptly. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign and date the card before mailing it in the postage-paid envelope provided. If you prefer, you can fax your vote to us at 617-871-2569.
If you have any questions about either proxy, please call us at 800-544-8888. Thank you for participating in this important initiative. Sincerely,
Edward C. Johnson 3d
President
P.S. Your vote is extremely important, no matter how many shares you own. SEL-PXL2-396